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
                                                            Exhibit 12.1



             UAL Corporation and Subsidiary Companies

         Computation of Ratio of Earnings to Fixed Charges



                                              Nine Months Ended
                                                 September 30
                                               1998        1997
                                               ----        ----
                                                 (In Millions)
Earnings:

 Earnings before income taxes               $1,173      $1,472
   Fixed charges, from below                   731         728
   Undistributed earnings of affiliates        (53)        (20)
   Interest capitalized                        (82)        (75)
                                             -----       -----
       Earnings                             $1,769      $2,105
                                             =====       =====

Fixed charges:

   Interest expense                         $  265      $  213
   Portion of rental expense
     representative of the interest factor     466         515
                                             -----       -----
   Fixed charges                            $  731      $  728
                                             =====       =====

Ratio of earnings to fixed charges            2.42        2.89
                                             =====       =====

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